Westway Group, Inc. Reports 10% Increase in Financial Results

NEW ORLEANS, Nov. 9, 2010 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported consolidated Adjusted EBITDA for the first nine months of 2010 of $30.2 million, up $2.8 million or 10% from the pro forma results for the first nine months of 2009. Consolidated Adjusted EBITDA for the third quarter of 2010 totaled $8.3 million and $9.8 million for the same period in 2009.

Consolidated Adjusted EBITDA reflects income before income tax provision, depreciation, interest expense, and other related non-cash items. The pro forma numbers are calculated as though Westway had acquired the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group on January 1, 2009, rather than May 28, 2009, with certain adjustments, as described in our 10-Q, to be filed later today.

During the third quarter, the Company successfully completed a tender offer for its publicly traded warrants with the purchase of 34,107,870 warrants on September 22, 2010 for an aggregate purchase price of $4,427,331 and 1,715 shares of our Class A Common Stock, excluding fees and expenses relating to the tender offer. Following the completion of the tender offer, there were 11,892,030 warrants outstanding as of September 30, 2010, excluding the founder warrants and underwriter warrants.

James Jenkins, Chief Executive Officer of the Company stated, "We are very pleased with the successful completion of our warrant tender offer, as it provides the Company with a much improved capital structure for the future. It is also our intention to continue exploring further opportunities to improve our capital structure."

Mr. Jenkins further commented that "Westway continues to evaluate opportunities to increase its bulk liquid storage capacity both in the U.S. and globally while maintaining a high utilization rate. Our existing contract terminal customers provide a core earnings base, with growth coming from expansion of our storage capacity. Margins in our liquid feed supplement business have recently declined as the market has become increasingly competitive, which we have been able to partially offset through declines in the cost of our product inputs. Margins may improve in the future as our products become more competitive to corn and other commodities, if these inputs continue their current trend of price escalation making molasses based products more attractive.”

3rd quarter of 2010, highlights:

·	Net revenue for the bulk liquid storage segment totaled $21.3 million in the third quarter of 2010 compared to $17.6 million in the third quarter of 2009, an increase of 21% which was primarily driven by our addition of the Cincinnati, OH and Grays Harbor, WA terminal facilities, as well as the expansion of our Houston, TX and Port Allen, LA, terminal facilities.

These additional facilities added combined capacity of approximately 60 million gallons, which accounted for 20% of our total current capacity at September 30, 2009.

·	Net revenue for the liquid feed supplement segment totaled $56.0 million in the third quarter of 2010 compared to $60.7 million in the third quarter of 2009, due to our lower sales prices which were accompanied by a decrease in raw material prices and overall competitive conditions. Third quarter volume increased to 384,000 tons in 2010 compared to 353,000 tons in 2009, due to better performance in the overall confined animal feed market.

·	The Company entered into a long-term agreement with a major oil company to lease five new tanks totaling 3.2 million gallons, which are currently under construction at our Houston 2 terminal. These tanks are expected to be on line and in service starting in November 2010.

Once this expansion is completed, our two terminals in Houston will have a total capacity of approximately 92 million gallons, representing the largest investment in our global network of terminal facilities.

·	The Company entered into a long-term agreement with a current customer to construct a 200,000 gallon specialty product tank at our Sioux City, Iowa terminal. Completion of this project is expected by December 2010.

·	Nine stainless steel tanks totaling approximately 4.2 million gallons of capacity are currently under construction at our Amsterdam, Netherlands terminal with completion expected in the second half of 2011. After completion, this facility will have a total capacity of approximately 31 million gallons.

On November 4, 2010, the Company signed an amendment to certain financial covenants in the Company’s credit facility with a bank syndicate to facilitate planned expansions and possible future acquisitions. The amendment was dated as of November 5, 2010 and became fully effective as of November 8, 2010. In conjunction with the amendment, the Company also exercised the "accordion" feature of the credit facility, with the consent of the banks committing additional funds, increasing the total lender commitment under the facility by $25 million to a total of $200 million.

3rd Quarter 2010 Actual Compared to 3rd Quarter 2009 Actual

The consolidated results for the third quarter of 2010 reflect actual results and are in each case compared to actual results for the same period in 2009:

·	Consolidated Net Revenue for 2010 decreased by $1.0 million to $77.3 million, or 1%, as compared to 2009, primarily due to lower liquid feed supplement sales prices which were accompanied by a decrease in raw material prices and overall competitive conditions in the liquid feed supplements business.

·	Consolidated Adjusted Gross Profit from operations for the quarter increased to $18.1 million in 2010 from $17.1 million for the same period a year ago, up $1.1 million or 6%.

·	Consolidated Adjusted EBITDA declined from $9.8 million in 2009 to $8.3 million in 2010. This was primarily a result of one-time legal and advisory fees relating to our public warrant tender, founder warrant amendment, and a stock registration during the third quarter of 2010, as well as a moderate increase in personnel-related costs since the third quarter of 2009.

Quarterly Comparison of Consolidated Performance

	(Actual)	(Actual)
	3 Months Ended	3 Months Ended
	September 30,	September 30,
	2010	2009

	Consolidated	Consolidated

Net Revenue	$77,287	$78,277

Adjusted Gross Profit (2)	18,144	17,071

Income (loss) before income tax
benefit (provision) and equity in
unconsolidated subsidiaries	631	5,396

Adjusted EBITDA (1)	$8,262	$9,843

First Nine Months 2010 Actual Compared to First Nine Months 2009 Pro Forma

Consolidated results for the first nine months of 2010 reflect actual results, and are in each case compared to pro forma results for the same period in 2009:

·	Consolidated Net Revenue decreased by $9.0 million to $246.4 million, or 4%, as compared to the same period in the prior year on a pro forma basis, primarily due to lower sales prices which were accompanied by a decrease in raw material prices and overall competitive conditions in the liquid feed supplements business;

·	Consolidated Adjusted Gross Profit increased by $7.8 million to $56.7 million, up 16%.

·	Consolidated Adjusted EBITDA increased $2.8 million to $30.2 million in 2010 despite the one time legal and advisory fees relating to our public warrant tender, founder warrant amendment, and a stock registration during the third quarter of 2010.

Nine Month Comparison of Consolidated Performance

	(Actual)	(Pro Forma)
	9 Months Ended	9 Months Ended
	September 30,	September 30,
	2010	2009

	Consolidated	Consolidated

Net Revenue	$246,372	$255,377

Adjusted Gross Profit (2)	56,665	48,859

Income (loss) before income tax
benefit (provision) and equity in
unconsolidated subsidiaries	5,092	11,249

Adjusted EBITDA (1)	$30,163	$27,373

Business Drivers

Bulk Liquid Storage

In our liquid storage business, the primary drivers of performance are total capacity, capacity utilization, rates, and throughput. Our total capacity has increased over the past year, reflective of the additions of approximately 60 million gallons of capacity attributable to our Gray’s Harbor, Cincinnati, Houston and Port Allen facilities. The Company utilizes long-term contractual arrangements in our bulk liquid storage business, which include annual Consumer Price Index adjustments.

Liquid Feed Supplements

The primary drivers of performance for our liquid feed supplement business are tonnage sold, selling price, product mix, and margins earned. We experienced an increase in tonnage of 31,000 tons to 384,000 tons for the third quarter of 2010 compared to 353,000 tons for the same period in 2009. Tonnage remained consistent at approximately 1.2 million tons for the nine-month periods ended September 30, 2010 and 2009. The gross profit margin percentage (net revenues minus cost of sales divided by net revenues) for the liquid feed supplement business declined slightly from 18.5% for the three months ended September 30, 2009 to 17.7% for the same period in 2010. Factors affecting these drivers are general economic conditions in the dairy and cattle industries, as well as weather conditions and the competitive price of liquid ingredients.

2010 Third Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Wednesday, November 10, 2010, at 10:30 a.m., Central Time, 11:30 a.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (877) 312-9404 or (408) 774-4004 (international) and provide conference identification code 17823186. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (706) 645-9291 or (800) 642-1687 and providing conference identification code 17823186. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-Q filed today and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 350 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.5 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries in North America.

For more information for periods ending September 30, 2010 and September 30, 2009, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Reconciliations:

	(Actual)	(Actual)	(Actual)	(Pro Forma)
	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

	Consolidated	Consolidated	Consolidated	Consolidated

Net Revenue	$77,287	$78,277	$246,372	$255,377

Cost of Sales	46,079	49,424	147,794	167,670

Other Operating Costs and
Expenses	13,064	11,782	41,913	38,848

Adjusted Gross Profit (2)	$18,144	$17,071	$56,665	$48,859

Income (loss) before
income tax benefit
(provision) and equity in
unconsolidated subsidiaries	$631	$5,396	$5,092	$11,249

Depreciation	(6,123)	(3,985)	(19,401)	(13,597)

Interest Expense, net	(1,333)	(462)	(3,864)	(2,527)

Founder warrant expense	—	—	(1,381)	—

Other Non-Cash Expense	(175)	—	(425)	—

Adjusted EBITDA (1)	$8,262	$9,843	$30,163	$27,373

Note 1- Adjusted EBITDA, as used herein, is defined as income (loss) before income tax benefit (provision) and equity in loss of unconsolidated subsidiaries, plus depreciation, plus interest expense net of interest income, plus founder warrant expense, plus other non-cash expense. Adjusted EBITDA is presented in this release because it is an important supplemental measure of performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses. Other companies may, however, calculate Adjusted EBITDA differently.

Note 2- Adjusted Gross Profit, as used herein, is defined as net revenues, less cost of sales, and less other operating costs and expenses. It is not reduced by depreciation or selling, general, and administrative expenses. Other companies may also calculate Adjusted Gross Profit differently.